UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2006 (April 7, 2006)

VERILINK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150
CENTENNIAL, CO 80112-3833
 (Address of principal executive offices / Zip Code)

303.968.3000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with its filing of a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (see Item 1.03 below), Verilink Corporation, or Verilink, recently announced its engagement of the crisis management firm of Grisanti, Galef & Goldress, or GGG.  On April 7, 2006, Verilink entered into a professional services agreement with GGG, a copy of which is filed herewith as Exhibit 10.1, pursuant to which GGG has agreed to provide crisis management and temporary employment services to Verilink.  In connection with this agreement, Verilink’s Board of Directors appointed Lee N. Katz to serve as the President and Chief Executive Officer of Verilink at a rate of $40,000 per month, payable to GGG.  GGG has also agreed to provide Verilink with the temporary employment of other personnel during the restructuring and/or sale of Verilink’s assets at an hourly rate of $275 per hour plus reasonable out-of-pocket expenses.  In addition, Verilink has agreed to pay to GGG a variable fee based on the amount Verilink receives from any additional financing and/or sale or liquidation of Verilink’s assets, which in any event shall be no less than $25,000.  Verilink’s Board of Directors has the option of terminating GGG’s engagement at any time.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the appointment of Mr. Katz as President and Chief Executive Officer of Verilink, the employment agreement of Leigh S. Belden, formerly President and Chief Executive Officer of Verilink, was terminated as of April 7, 2006.  Mr. Belden’s employment agreement, filed as Exhibit 10.1 to Verilink’s Current Report on Form 8-K dated January 18, 2002, provides that upon Mr. Belden’s involuntary termination, other than for cause or disability, Mr. Belden is entitled to payment of an amount equal to 12 months salary plus applicable medical and dental benefits, or approximately $345,000.00.  As a result of Verilink’s bankruptcy filing described in Item 1.03 below, no severance or related payments have been made to Mr. Belden with respect to Mr. Belden’s termination other than accrued and unpaid salary and vacation.

Item 1.03	Bankruptcy or Receivership.

On April 10, 2006, Verilink issued a press release announcing that on April 9, 2006, Verilink and its subsidiary Larscom Incorporated filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Alabama, Case Numbers 06-50866 and 06-80567 respectively, or the bankruptcy filings. A copy of the press release is filed herewith as Exhibit 99.1.

Section 2 – Financial Information

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Verilink’s bankruptcy filing constitutes an event of default under (i) Verilink’s senior secured convertible notes issued on March 20, 2005 and amended and restated as of March 9, 2006, or the Senior Notes, and (ii) Verilink’s convertible promissory notes issued in connection with Verilink’s acquisition of XEL Communications, Inc. in February 2004, or the XEL Notes.  The terms of the Senior Notes and the XEL Notes provide that all debt outstanding under the Senior Notes and the XEL Notes became automatically and immediately due and payable upon a bankruptcy filing.  In bankruptcy, however, provisions in contracts, leases, notes, and other agreements providing that an event of default occurs and/or rights of creditors are triggered upon the filing of bankruptcy are generally unenforceable. Moreover, Verilink believes that any efforts to enforce the obligations or otherwise seek remedies for acceleration or default under the Senior Notes and the XEL Notes are stayed as a result of its bankruptcy filing. As of April 9, 2006, the principal amount outstanding under the Senior Notes was $5.3 million and the principal amount outstanding under the XEL Notes was $2.88 million.

Section 3 – Securities and Trading Markets

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2006, Verilink received a letter from the staff of The Nasdaq Stock Market, Inc., or Nasdaq, notifying Verilink that, as a result of Verilink’s bankruptcy filing and in accordance with Nasdaq Marketplace Rules 4300, 4450(f) and IM-4300, the Nasdaq staff has determined that Verilink’s common stock will be delisted from Nasdaq at the opening of business on April 19, 2006, unless Verilink requests a hearing in accordance with Nasdaq Marketplace Rule 4800 to appeal the delisting.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As discussed in Items 1.01 and 1.02 above, Lee N. Katz was appointed President and Chief Executive Officer effective April 7, 2006, replacing Leigh S. Belden.  Mr. Katz is 57 years old and joined GGG in 1986.  Mr. Katz has been the managing partner of GGG for approximately ten years.  See Item 1.01 above discussing the professional services agreement between Verilink and GGG, pursuant to which Mr. Katz was appointed Verilink’s President and Chief Executive Officer on the terms stated in the agreement filed herewith as Exhibit 10.1.

In addition, on April 8, 2006, Mr. Belden and Steven C. Taylor resigned as members of the Board of Directors of Verilink, and on April 7, 2006 Verilink’s Board of Directors ended Timothy R. Anderson’s employment as Vice President, Treasurer and Chief Financial Officer of Verilink.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Professional Services Agreement dated as of April 7, 2006 by and among Verilink Corporation, Larscom Incorporated and Grisanti, Galef & Goldress.

99.1	Verilink Corporation Press release dated April 10, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: April 13, 2006	By:	/s/ C.W. Smith

	Name:	C.W. Smith
	Title:	Vice President and Corporate Controller

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